EXHIBIT 99.1

AVX Corporation Announces Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 25, 2004 --

AVX Corporation (NYSE: AVX) reported that net sales were $330.0 million in the second quarter ended September 30, 2004. This was an increase of $62.7 million compared to the same quarter last year.

Net income for the quarter was $18.6 million, or $0.11 per share.

Income from operations improved to $27.1 million for the quarter reflecting a lower cost structure resulting from the actions that AVX has taken to streamline operations, reduce operating costs and enhance production capabilities in low cost regions, as well as lower material costs.

Chief Executive Officer and President, John Gilbertson, stated, "The restructuring actions implemented by AVX during the last two years have resulted in improved operating results. Our financial position remains exceptionally strong with $696.7 million in cash and investment securities. We continue to be optimistic about the future for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	September 30		September 30
	2003	2004	2003	2004
Net sales	$267,286	$329,983	$523,941	$675,001
Cost of sales	266,258	277,076	518,904	565,912
Materials Charge	87,720	-	87,720	-
Gross profit	(86,692)	52,907	(82,683)	109,089
Selling, general & admin. expense	19,910	25,877	40,977	51,338
Restructuring expense	1,652	-	4,463	-
Profit (loss) from operations	(108,254)	27,030	(128,123)	57,751
Other income	2,395	3,105	5,823	8,152
Income (loss) before income taxes	(105,859)	30,135	(122,300)	65,903
Provision (benefit) for taxes	(28,863)	11,520	(29,363)	24,396
Net income (loss)	$(76,996)	$18,615	$(92,937)	$41,507

Basic income (loss) per share	$(0.44)	$0.11	$(0.54)	$0.24
Diluted income (loss) per share	$(0.44)	$0.11	$(0.54)	$0.24

Weighted average common
shares outstanding:
Basic	173,598	173,661	173,649	173,658
Diluted	173,598	174,009	173,649	174,196

Results for the quarter ended September 30, 2003 include a materials charge of $87.7 million, (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the quarter ended September 30, 2003 include restructuring charges of $1.7 million, (or $1.3 million and $0.01 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and additional costs related to a previous facility closure.

Results for the six-month period ended September 30, 2003 include a materials charge of $87.7 million, (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the six-month period ended September 30, 2003 include restructuring charges of $4.5 million, (or $3.2 million and $0.02 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and additional costs related to a previous facility closure.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	September 30,
	2004	2004
Assets
Cash and cash equivalents	$534,730	$537,695
Short-term investments in securities	30,000	-
Accounts receivable, net	162,683	181,279
Inventories	293,869	367,716
Other current assets	80,697	70,330
Total current assets	1,101,979	1,157,020
Long-term investments in securities	168,985	158,996
Property, plant and equipment, net	288,002	275,774
Other assets	108,911	103,868

TOTAL ASSETS	$1,667,877	$1,695,658

Liabilities and Stockholders' Equity
Short-term bank debt	$26	$-
Accounts payable	114,486	134,958
Income taxes payable and accrued expenses	100,378	88,740
Total current liabilities	214,890	223,698
Other liabilities	66,443	57,087

TOTAL LIABILITIES	281,333	280,785

TOTAL STOCKHOLDERS' EQUITY	1,386,544	1,414,873

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,667,877	$1,695,658

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com